EXHIBIT 99.1

For Immediate Release

Flight Safety Technologies Featured in Airport Magazine
Company's new system could generate substantial annual savings for airports and airlines

Mystic, CT (December 6, 2006) - Flight Safety Technologies, Inc. (AMEX:FLT), a developer of technologies designed to monitor wake turbulence with the goal of reducing airport delays, and enhancing aviation safety, is the subject of the cover story in the current issue of Airport Magazine. The article, which was written by Dr. Neal Fine who is Senior Vice President of Technology for the Company, focuses on the Company's unique Aircraft Wake Safety Management (AWSM) system that is designed to integrate direct, real-time measurements of flight paths, weather parameters and wake vortex positions at flight critical locations with predicted information, enabling air traffic controllers to provide basic radar separation to all aircraft under normal conditions.

Flight Safety Technologies' President, William B. Cotton, said that AWSM could improve upon the FAA's current wake mitigation plan by providing a comprehensive solution to the problem of additional wake spacing of aircraft during takeoffs and landings at major airports. "Currently, costly delays occur because safety requires that additional spacing be provided behind large and heavy aircraft since vortex behavior is not currently monitored or predicted. The AWSM system would incorporate two types of real-time monitoring sensors: Flight Safety's opto-acoustic sensor, SOCRATES® and a laser-velocimeter, called LIDAR. This real-time monitoring characteristic could validate predicted vortex behavior and provide for both improved safety and additional runway capacity. NASA-sponsored studies have shown that a system like AWSM has the potential to generate hundreds of millions of dollars annually in cost savings due to reduced delays. Considering the increasing mix of super-heavy and very light aircraft, the economic impact of such a system could eventually surpass a billion dollars annually," Mr. Cotton said.

Flight Safety Technologies plans to show a "canned emulation" of AWSM next month, based on aircraft arrival data recorded in earlier tests including SOCRATES® and LIDAR sensors. The demonstration also will involve aircraft wake movement predictions provided by NASA, to show how these predictions are validated by the sensors. Subject to funding availability, the Company plans to conduct a live emulation beginning about April 2007, which could be followed by an initial beta test later in the same year. Several airports have expressed interest in testing the system, including US airports in Memphis (MEM), Las Vegas (LAS), Anchorage (ANC), and Honolulu (HNL). The Company states that beta testing will facilitate a system safety assessment which is one of the necessary steps to obtaining FAA commissioning of the system for operational use. Beta site testing would be subject to a variety of factors, including but not limited to, success of the emulations, suitable arrangements with a host airport and the availability of government or private financing, of which there can be no assurance.

About Flight Safety Technologies, Inc.

Flight Safety Technologies, Inc. is a development stage company pursuing advanced technologies aimed at enhancing safety, security and efficiency for the aviation industry. The Company is currently pursuing four technologies including AWSM, described above, SOCRATES®, UNICORN™ and TIICM™. SOCRATES® is an airport based laser acoustic sensor for the detection and tracking of wake vortex turbulence. UNICORN is an airborne radar for collision avoidance using state of the art components to achieve low cost, small size and light weight. TIICM is an airborne passive countermeasure system to protect airliners against the threat of certain terrorist missile attacks.

About AIRPORT magazine

AIRPORT magazine targets the key decision-makers of the aviation and airport business world-wide. With circulation of 13,000, it is read by senior officials in airports, airlines, industry, international consultancy organizations, ground services and key organizations such as IATA, ICAO, ACI, ECAC, EAGOSH, ARTEX and IFALPA.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements identified by the use of words such as should, believes, plans, goals, expects, may, will, objectives, missions, or the negative thereof, other variations thereon or comparable terminology. Such statements are based on currently available information which management has assessed but which is dynamic and subject to rapid change due to risks and uncertainties that affect our business, including, but not limited to, the outcome of pending class action litigation alleging violations of federal securities laws, pending litigation challenging our rights to TIICM™, whether the government will implement WVAS at all or with the inclusion of a SOCRATES® wake vortex sensor, the impact of competitive products and pricing, limited visibility into future product demand, slower economic growth generally, difficulties inherent in the development of complex technology, new products sufficiency, availability of capital to fund operations, research and development, fluctuations in operating results, and other risks detailed from time to time in Flight Safety Technologies, Inc.'s filings with the Securities and Exchange Commission. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be forward looking statements. Forward looking statements involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated.

Contacts:
James Kautz or Todd Atenhan
Epoch Financial Group, Inc.
(888) 917-5105